Exhibit 99.1

VIA EDGAR

July 27, 2026

Division of Corporation Finance

Office of Technology

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Devonian Health Group Inc. (CIK 0002000684)

Registration Statement on Form F-1

Representation Pursuant to Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

Devonian Health Group Inc., a foreign private issuer incorporated under the laws of Canada  (the "Company"), has included in this Registration on Form F-1 (the "Registration Statement") audited consolidated statements of financial position of the Company as at July 31, 2025 and 2024, and the consolidated statements of net loss and comprehensive loss, consolidated statements of changes in shareholder's equity and cash flows for the periods then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended April 30, 2026 and 2025, together with the notes thereto. The Company has submitted this letter via EDGAR to the United States Securities and Exchange Commission (the "Commission") as Exhibit 99.1 to the Registration Statement.

Item 8.A.4 of Form 20-F requires that in the case of a company's initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F (the "Instruction"), which provides that "[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship."

Pursuant to the Instruction, the Company hereby represents to the Commission that:

(i)	the Company is not required by any jurisdiction outside the United States, including Canada, to comply with a requirement to issue audited financial statements not older than 12 months after the Company's fiscal year-end;

(ii)	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

(iii)	the Company does not anticipate that its audited financial statements for the fiscal year ended July 31, 2026 will be available until approximately November 30, 2026; and

(iv)	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company's initial public offering.

Sincerely,

DEVONIAN HEALTH GROUP INC.

By:	/s/ Andre P. Boulet
Name: Andre P. Boulet
Title: Chief Executive Officer